                                                                    EXHIBIT 12-B


                       Ford Motor Company and Subsidiaries


         CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                                  (in millions)




                                                                     Nine                For the Years Ended December 31
                                                                    Months   -------------------------------------------------------
                                                                     2001       2000       1999      1998       1997        1996
                                                                  ---------- ---------- --------- ---------- ---------- ------------
Earnings
--------
 Income before income taxes                                        $ (351)   $ 8,234    $ 9,854     $24,280    $10,124     $ 6,189
  Equity in net (income)/loss of affiliates
   plus dividends from affiliates                                     690         99        (12)         87        141          75
  Adjusted fixed charges a/                                         8,634     11,300      9,381       9,161     10,896      10,785
                                                                   ------    -------    -------     -------    -------     -------
    Earnings                                                       $8,973    $19,633    $19,223     $33,528    $21,161     $17,049
                                                                   ======    =======    =======     =======    =======     =======

Combined Fixed Charges and
 Preferred Stock Dividends
 -------------------------
  Interest expense b/                                              $8,371    $10,937    $ 9,065     $ 8,881    $10,559     $10,450

  Interest portion of rental expense c/                               229        302        258         228        297         292

  Preferred stock dividend requirements of
   majority owned subsidiaries and trusts                              41         55         55          55         55          55
                                                                  -------    -------    -------     -------    -------     -------
    Fixed charges                                                   8,641     11,294      9,378       9,164     10,911      10,797
Ford preferred stock dividend requirements d/                          11         22         22         121         85         100
                                                                  -------    -------    -------     -------    -------     -------
  Total combined fixed charges
   and preferred stock dividends                                  $ 8,652    $11,316    $ 9,400     $ 9,285    $10,996     $10,897
                                                                  =======    =======    =======     =======    =======     =======
Ratios
------
  Ratio of earnings to fixed charges                                  1.0        1.7        2.0        3.7e/       1.9         1.6


  Ratio of earnings to combined fixed
   charges and preferred stock dividends                              1.0        1.7        2.0        3.6e/       1.9         1.6


- - - - -
a/ Fixed charges, as shown above, adjusted to exclude the amount of interest capitalized during the period and preferred stock dividend requirements of majority owned subsidiaries and trusts.
b/ Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.
c/  One-third of all rental expense is deemed to be interest.
d/ Preferred stock dividend requirements of Ford Motor Company increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford Motor Company's effective income tax rates.
e/ Earnings used in calculation of this ratio include the $15,955 million gain on the spin-off of The Associates. Excluding this gain, the ratio is 1.9.




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